SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No._)*



                              Rosetta Genomics Ltd
-------------------------------------------------------------------------------
                                (Name of Issuer)


                      Common stock,Par Value $0.01 per share

-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   M82183100
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   September 30, 2009
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


-----------
   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M82183100                   13G                    Page 2 of  5 Pages



1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Far West Capital Management

     I.R.S. Identification Nos. of above persons (entities only).

             68-0373595
_______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

_______________________________________________________________________________
3.   SEC USE ONLY



_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

             State of California, USA
_______________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           966,205
               ________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,322,890
               ________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
                    966,205
________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,322,890
_______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,322,890
_______________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

             NA                                                      [_]

_______________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.3%

_______________________________________________________________________________
12.  TYPE OF REPORTING PERSON

             IA



_______________________________________________________________________________

CUSIP No. M82183100                  13G                    Page 3  of 5  Pages

_______________________________________________________________________________
Item 1(a).  Name of Issuer:

             Rosetta Genomics Ltd.

_______________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

             10 Plaut Street, Science Park
             Rehovot 76706 POB 4059 Israel



_______________________________________________________________________________
Item 2(a).  Name of Person Filing:

             Far West Capital Management
_______________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

             4749 Nicasio Valley road
             Nicasio, CA 94946

_______________________________________________________________________________
Item 2(c).  Citizenship:

             State of California, USA
_______________________________________________________________________________
Item 2(d).  Title of Class of Securities:

             Common Stock
_______________________________________________________________________________
Item 2(e).  CUSIP Number:

             M82183100
_______________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No. M821183100                 13G                    Page  4 of  5 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

              1,322,890

     (b)  Percent of class:

              9.3%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                966,205

          (ii)  Shared power to vote or to direct the vote

                1,322,890

          (iii) Sole power to dispose or to direct the disposition of

                966,205

          (iv)  Shared power to dispose or to direct the disposition of

                1,322,890
_______________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

_______________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

              NA
_______________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              NA
_______________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

              NA
_______________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

              NA
_______________________________________________________________________________
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. M82183100                  13G                    Page  5 of  5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     November 19, 2009
                                             -----------------------------------
                                                       Date

                                                   /s/ Robert G. Schiro
                                             -----------------------------------
                                                       Signature

                                              Robert G. Schiro, CEO & President
                                             -----------------------------------
                                                       Name/Title